Exhibit 10.2

STOCKHOLDERS AGREEMENT

(PositiveID Corporation, Holdings ENG, LLC and E-N-G Mobile Systems, Inc.)

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), is made as of June 12, 2017, by and among PositiveID Corporation, a Delaware corporation (“Seller”), Holdings ENG, LLC, a Florida limited liability company (“Purchaser”) and E-N-G Mobile Systems, Inc., a California corporation (the “Company”).

WHEREAS, the Seller, Purchaser and Company are parties to a Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Purchaser has agreed to purchase shares of the Series A Convertible Preferred Stock of the Company, par value $0.001 per share (“Series A Preferred Stock”); and

WHEREAS, the Seller and the Company desire to further induce the Purchaser to purchase the Series A Preferred Stock.

NOW, THEREFORE, the Seller, Purchaser and Company agree as follows:

1. Definitions.

“Affiliate” means, with respect to a Stockholder, any other person or entity who directly or indirectly, controls, is controlled by or is under common control with such Stockholder, including, without limitation, any general partner, managing member, officer or director of such Stockholder.

“Capital Stock” means (a) shares of Common Stock and Series A Preferred Stock,whether now outstanding or hereafter issued in any context; (b) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by a Stockholder, or its successors or Permitted Transferees. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Series A Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Company Subscription Notice” means written notice from the Company to the Stockholders of the Company’s intent to exercise its Right of First Refusal as to some, all or none of the Transfer Stock with respect to any Proposed Stockholder Transfer.

“Company Undersubscription Notice” means written notice from the Company to the Stockholders that the Exercising Stockholders have not exercised the option to purchase all of the Transfer Stock subject to the Secondary Refusal Right by the Stockholder Subscription Deadline.

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“Exercising Stockholder” means those Stockholders who fully or partially exercised their Secondary Refusal Right prior to or on the Stockholder Subscription Deadline.

“Permitted Transferees” means any person or entity identified under Subsection 4(c) or Subsection 4(d) and who are not identified under Subsection 4(e).

“Proposed Stockholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by a Stockholder.

“Proposed Transfer Notice” means written notice from a Stockholder to the Company and all other Stockholders setting forth the terms and conditions of a Proposed Stockholder Transfer.

“Prospective Transferee” means any person to whom a Stockholder proposes to make a Proposed Stockholder Transfer.

“Right of First Refusal” means the right, but not an obligation, of the Company, or its Permitted Transferees, to purchase some or all of the Transfer Stock with respect to a Proposed Stockholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Refusal Right” means the right, but not an obligation, of each Stockholder to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Stockholders) of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Stockholder” means Seller and Purchaser, respectively, each person to whom the rights of a Stockholder are assigned pursuant to Subsection 4(c) and Subsection 4(d), each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 4(h) and any one of them, as the context may require. Such assignees shall be set forth on Schedule 1.

“Stockholder Subscription Deadline” means thirty (30) days after the delivery of the Proposed Transfer Notice.

“Stockholder Subscription Notice” means written notice from a Stockholder to the Company and all other Stockholder(s) that such Stockholder intends to exercise its Secondary Refusal Right as to its portion of the Transfer Stock with respect to any Proposed Stockholder Transfer.

“Stockholder Undersubscription Notice” means written notice from a Stockholder to the Company and all other Stockholder(s) that such Stockholder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

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“Transfer Stock” means shares of Capital Stock owned by a Stockholder, or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

2. Right of First Refusal

(a) Grant. Subject to the terms of Section 4(c) and Section 4(d) below, each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that are the subject of a Proposed Stockholder Transfer on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice. Any Stockholder proposing to transfer Transfer Stock pursuant to a Proposed Transfer Notice shall propose to transfer all (and not less than all) of the Capital Stock owned by such Stockholder.

(b) Notice. Any Stockholder proposing to make a Proposed Stockholder Transfer must deliver a Proposed Transfer Notice to the Company and all other Stockholders not later than forty-five (45) days prior to the consummation of such Proposed Stockholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Stockholder Transfer, the identity of the Prospective Transferee(s) and the intended date of the Proposed Stockholder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Subscription Notice to all Stockholders within fifteen (15) days after delivery of the Proposed Transfer Notice. Such Company Subscription Notice shall include: (i) whether or not the Company is exercising its Right of First Refusal; and (ii) if the Company is exercising its Right of First Refusal, the number of shares of Transfer Stock it is intending to purchase, and if applicable, the pro rata number of shares of Transfer Stock available to each Stockholder for purchase.

(c) Grant of Secondary Refusal Right to Stockholders. Subject to the terms of Section 4(c) and Section 4(d) below, each Stockholder hereby unconditionally and irrevocably grants to all other Stockholder(s) a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to its Right of First Refusal and in the amounts communicated by the Company in the Company Subscription Notice. To exercise its Secondary Refusal Right, a Stockholder must deliver a Stockholder Subscription Notice to the Stockholders and the Company prior to or on the Stockholder Subscription Deadline.

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Stockholder(s) with respect to some but not all of the Transfer Stock by the Stockholder Subscription Deadline, then the Company shall, within five (5) days after the Stockholder Subscription Deadline, send a Company Undersubscription Notice to the Exercising Stockholder(s). Each Exercising Stockholder shall have an additional right to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such right, an Exercising Stockholder must deliver a Stockholder Undersubscription Notice to the Company and to all other Stockholders within ten (10) days after the Stockholder Subscription Deadline. In the event there are two (2) or more such Exercising Stockholders that elect to purchase a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2(d) shall be allocated to each such Exercising Stockholder pro rata based on the number of shares of Transfer Stock such Exercising Stockholder has elected to purchase pursuant to the Secondary Refusal Right. If the Secondary Refusal Right is exercised in full by the Exercising Stockholders, the Company shall immediately notify all the Stockholders of that fact.

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(e) Forfeiture of Rights. Notwithstanding the foregoing, if the Company Right of First Refusal and the Stockholder Secondary Refusal Right are not exercised in full, then the Company and the Stockholders shall be deemed to have forfeited all rights to purchase any Transfer Stock for that Proposed Stockholder Transfer, and the selling Stockholder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement; (ii) any future Proposed Stockholder Transfer shall remain subject to the terms and conditions of this Agreement; and (iii) such sale shall be consummated within seventy-five (75) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such seventy-five (75) day period, subsequent sales shall be subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f) Closing. The closing of the purchase of Transfer Stock by the Company and the Stockholder shall take place, and all payments from the Company and the Stockholder(s) shall have been delivered to the selling Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Stockholder Transfer; and (ii) sixty (60) days after delivery of the Proposed Transfer Notice.

3. Effect of Failure to Comply

(a) Transfer Void; Equitable Relief. Any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If a selling Stockholder becomes obligated to sell any Transfer Stock to the Company and/or any non-selling Stockholder(s) under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such non-selling Stockholder(s) may, at their option, in addition to all other remedies they may have, send to the selling Stockholder the purchase price for such Transfer Stock. Accordingly, in the case of the Company, the Company shall effect such transfer of the Transfer Stock to the name of the Company on the Company’s books and in the case of non-selling Stockholder(s), the Company shall effect such transfer of the Transfer Stock in the name of such non-selling Stockholder(s) on the Company’s books. As requested by the non-selling Stockholder(s), the Company many issue certificates representing the Transfer Stock to the applicable non-selling Stockholder(s).

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4. Transfers; Assignments and Additional Stockholders.

(a) Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares.

(b) Prohibition of Sale. Notwithstanding anything to the contrary herein, none of the Stockholders may sell, transfer, encumber, hypothecate or otherwise directly or indirectly dispose of any Capital Stock during the time period commencing on the date hereof and ending twelve (12) months thereafter, other than the sale from the Seller to the Purchaser of the Capital Stock covered under the option in the Purchase Agreement and the Stock Option Agreement dated on the date hereof between the Company and the Purchaser.

(c) Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply (i) upon a transfer of Transfer Stock by a Stockholder to its Affiliates or (ii) upon a transfer of Transfer Stock by a Stockholder or a Permitted Transferee made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse). The recipients hereunder shall be deemed to be Permitted Transferees and such Permitted Transferees shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed a “Stockholder” for all purposes hereunder.

(d) Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Articles of Incorporation).

(e) Prohibited Transferees. Notwithstanding the foregoing, no Stockholder shall transfer any Transfer Stock to (i) any entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company; or (ii) any customer, distributor or supplier of the Company, if the Company’s Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

(f) Assignment of Rights

(i)	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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(ii)	The rights of the Stockholders hereunder are not assignable except by a Stockholder to an Affiliate (also deemed to be a Permitted Transferee) and except as otherwise set forth in Subsections 4(c) and 4(d). Any successor or Permitted Transferee of any Stockholder shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed a “Stockholder” for all purposes hereunder.

(iii)	Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

(g) Prospective Transferee. Any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, may, but shall not be obligated to, become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter, if elected to become a party to this Agreement, shall be deemed a “Stockholder” for all purposes hereunder.

(h) Additional Stockholder. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Stock after the date hereof or a Stockholder or its Permitted Transferee purchases additional shares of Company’s Series A Preferred Stock, any purchaser of such shares of Series A Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Stockholder” for all purposes hereunder.

(h) Employees or Consultants as Additional Stockholders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Stockholder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Stockholder.

(i) Aggregation of Stock. All shares of Capital Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated entities or persons may apportion such rights as among themselves in any manner they deem appropriate.

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(j) Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, (a) lend, offer, pledge, sell, contract to sell, purchase any option, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 4(j) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. This lock-up is not required unless all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Series A Preferred Stock) enter into a lock-up agreement with the same terms and conditions above. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 4(j) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 4(j) or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

(k) Legend. Each certificate, instrument, or book entry representing shares of Capital Stock held by a Stockholder or issued to any Permitted Transferee in connection with a transfer permitted hereunder shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT BY AND AMONG THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4(k) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement and at the request of the holder.

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5. Protective Provisions. In addition to any other rights provided by law, and in addition to any restrictions imposed by the Company’s Articles of Incorporation, as amended, or the Company’s Bylaws, as amended, so long as any shares of Series A Preferred shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, engage in any of the following acts:

(a) file a petition in bankruptcy;

(b) create, authorize, authorize the creation of, issue or sell any equity security, any security convertible into or exercisable for any equity security, or any rights, options or warrants to subscribe for, purchase or otherwise acquire Capital Stock;

(c) permit any consolidation, reorganization or merger of the Company with or into any other person;

(d) acquire all or substantially all of the properties, assets or capital stock of any other corporation or entity;

(e) sell, lease or otherwise dispose of assets or properties of the Company in an aggregate amount in excess of $100,000 in any calendar year, other than in the ordinary course of business;

(f) grant any lien on or security interest in any of the Company’s assets other than in the ordinary course of business;

(g) incur any indebtedness for borrowed funds, excluding any draws on the existing line of credit in the ordinary course of business;

(h) create or authorize the creation of any debt security;

(i) approve or execute any contract, agreement or lease giving rise to a financial commitment or obligation of the Company other than in the ordinary course of business;

(j) purchase or redeem or pay any dividend on any capital stock, make any distribution or authorize a stock split or split-up;

(k) increase or decrease the size of the Board of Directors;

(l) create, or authorize the creation of, a subsidiary;

(m) make any loan or advance to any person, except advances in the ordinary course of business;

(n) guarantee any indebtedness except for trade accounts of the Company arising in the ordinary course of business;

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(o) make any investment inconsistent with any investment policy approved by the Board;

(p) enter into or be a party to any transaction with (A) any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or (B) any “affiliate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of the Company;

(q) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(r) sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(s) amend the Articles of Incorporation or the By-laws;

(t) purchase, option or otherwise acquire any real property or any interest therein;

(u) dissolve, wind-up or cease operations of the Company; or

(v) enter into any corporate strategic relationship, joint venture or partnership.

6. Stock Ownership.

(a) Authorized Capital Stock. The authorized capital stock of the Company consists of 2,000 shares of Common Stock, of which 241 shares are issued and outstanding, and 1,000 shares of Series A Preferred Stock, of which 359 are issued and outstanding.

(b) Current Ownership. On or prior to the date hereof, each set forth on Schedule I has subscribed for that number of shares of Common Stock and Series A Preferred Stock representing that percentage of the outstanding shares of Common Stock and Series A Preferred Stock of the Company as is set forth opposite its name on Schedule I. The Common Stock and Series A Preferred Stock issued Stockholders as set forth on Schedule I are the only shares of Common Stock and Series A Preferred Stock of the Company that are issued and outstanding on the date hereof.

7. Miscellaneous.

(a) Term. This Agreement shall automatically terminate upon the earlier of (i) immediately prior to the consummation of the Company’s IPO; (ii) the consummation of a Deemed Liquidation Event (as defined in the Articles of Incorporation, as amended), (iii) upon the affirmative vote or written consent of all of the Stockholders of the Company; and (iv) in the event there shall only be one (1) holder of all the issued and outstanding Capital Stock of the Company.

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(b) Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

(c) Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions and who is chosen by the AAA. The arbitration shall take place in the San Francisco Bay Area, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to recover all expenses of any nature incurred in any way in connection with the matter, whether incurred before arbitration, during arbitration, in an appeal, or in connection with enforcement of a judgment, including, but not limited to, reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(d) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

E-N-G Mobile Systems, Inc.

2245 Via De Mercados

Concord, California 94520

Attn: Lyle Probst

If to Purchaser:

Holdings ENG, LLC

12001 Glen Road

Potomac, MD 20854

Attn: Marcia Nass

If to Seller:

PositiveID Corporation

1690 South Congress Avenue, Suite 201

Delray Beach, Florida 33445

Attn: William J. Caragol

If to any new Stockholder:

At the address set forth in Schedule 1

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Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section. All communications shall be sent to the respective parties at their address as set forth in the Purchase Agreement or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7(d).

(e) Complete Agreement. This Agreement (including its Schedules) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(f) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(g) Amendment; Waiver and Termination. This Agreement may only be amended by the written consent of the Purchaser, Seller and Company. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. No waivers of any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(h) Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(i) Governing Law. This Agreement shall be governed by law of the State of California (without reference to the conflicts of law provisions thereof).

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(j) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(k) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by portable document format or facsimile signatures.

(l) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

(m) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company and a Stockholder hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

STOCKHOLDER: POSITIVEID CORPORATION

By:	/s/ William J. Caragol

Name:	William J. Caragol

Title:	Chief Executive Officer

STOCKHOLDER: HOLDINGS ENG, LLC

By:	/s/ Karim EI-Hibri

Name:	Karim EI-Hibri

Title:	Deputy Manager

COMPANY: E-N-G MOBILE SYSTEMS, INC.

By:	/s/ Lyle L. Probst

Name:	Lyle L. Probst

Title:	President

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SCHEDULE A

STOCKHOLDERS

Name and Address	Type of Shares Held	Number of Shares Held

Holdings ENG, LLC	Series A Preferred	299
12001 Glen Road
Potomac, MD 20854

PositiveID Corporation	Series A Preferred	60
1690 South Congress Avenue
Suite 201
Delray Beach, Florida 33445

PositiveID Corporation	Common	241
1690 South Congress Avenue
Suite 201
Delray Beach, Florida 33445

SCHEDULE I

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